RETIREMENT TRANSITION AGREEMENT
This Retirement Transition Agreement (“Agreement”) is made and entered into by and between Alan R. Hoskins (“Colleague”) and Energizer Brands, LLC (“Energizer”). For purposes of this Agreement, the term “Energizer” shall include not only Energizer Brands, LLC, but also Energizer Holdings, Inc., and all current and former parent, subsidiary and affiliated companies, predecessors, successors, and assigns of the aforementioned entities. In consideration of the following promises, the parties agree to the following:
WHEREAS, Colleague and Energizer desire to enter into an agreement that will provide for the end of Colleague’s employment as a result of Retirement, the orderly transition of Colleague’s knowledge, duties and responsibilities, and the release of any and all claims Colleague may have now or in the past has had (except for the items contained in this Agreement) against Energizer and the other Released Parties (as hereafter defined), including but not limited to those related to (1) Colleague’s employment, (2) the end of Colleague’s employment as a result of Retirement, and (3) any and all other claims;
NOW THEREFORE, for and in consideration of the mutual releases, covenants, and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, intending to be legally bound, it is agreed as follows:
1.Effectiveness and Separation of Employment. This Agreement shall be effective on the eighth (8th) day following Colleague’s execution of the Agreement (“Effective Date”). Colleague will remain employed by Energizer until September 30, 2021 (the “Retirement Date”), unless Colleague’s employment with Energizer is terminated prior to such date pursuant to Section 4(a) below, in which case such termination date will be deemed the Retirement Date. Effective on the Retirement Date, Colleague will be permanently and irrevocably separated from employment. The period between the Transition Date (defined below) and the Retirement Date will be referred to as the “Transition Period.” Colleague will work with Energizer for an orderly and timely transition of all officer designations. As a result of the appointment of a new Chief Executive Officer, Colleague will relinquish the title of Chief Executive Officer upon January 1, 2021 (the “Transition Date”) and assume the title of Special Advisor upon the Transition Date.
2.Pre-Transition Period. During the period beginning with the Effective Date and continuing until the Transition Date (the “Pre-Transition Period”) Colleague will continue to serve as Energizer’s Chief Executive Officer, with the same duties and responsibilities as in effect immediately prior to the Effective Date of this Agreement. Colleague’s compensation and benefits during the Pre-Transition Period shall be determined in the same manner as immediately prior to the Effective Date, and in all circumstances, subject to the review and approval of Energizer’s Human Capital Committee and Board of Directors (as applicable) consistent with Energizer’s past practices. For purposes of clarity, nothing in this Section 2 shall prohibit Energizer’s Human Capital Committee from administering Energizer’s various incentive, equity and other employee benefit plans, programs and agreement pursuant to its authority under Colleague’s fiscal 2019, 2020 and 2021 Time-Based Restricted Stock Equivalent Award Agreements and Colleague’s fiscal 2019, 2020 and 2021 Performance Restricted Stock Equivalent Award Agreements, including, but not limited to, exercising discretion with respect to determination of amount of any payment; provided, however, that any exercise of discretion by Energizer’s Human Capital Committee shall generally be applied in a uniform fashion among Energizer’s senior executives. Aside from the potential application of discretion described in the preceding sentence, Energizer shall not otherwise modify the vesting provisions applicable to awards described in Section 2 of this Agreement without Colleague’s prior written consent.
3.Transition Obligations. During the Transition Period, Colleague agrees to comply with the terms in this Section and to provide the following transition services:
a.Working closely with the executive team members to ensure an orderly transition of all outstanding matters and other projects and perform such other services as are reasonably requested in support of the transition by the newly-appointed Chief Executive Officer;

b.Assisting in a comprehensive transition for current direct reports and their teams which will enable a smooth transition and results with minimal disruption to the Energizer business;
c.Working from Colleague’s home and reporting to Energizer’s offices only if requested by the newly-appointed Chief Executive Officer;
d.Maintaining positive working relationships and conduct communications in accordance with the provisions of this Agreement;
e.Conducting all activities in a professional manner and in the best interest of Energizer in support of Energizer’s executive team; and
f.Complying with reasonable requests of the Chairman of the Board in support and to facilitate a smooth transition of responsibilities and duties to the newly-appointed Chief Executive Officer.
4.Payments and Other Benefits. Provided that Colleague has: (i) complied in all material respects with the requirements of this Agreement, specifically including Section 2, above and corrected any failure of such compliance with ten (10) days’ notice of non-compliance by Energizer, (ii) executed and not revoked this Agreement; and (iii) executed and not revoked, within the timeframe specified therein following the Retirement Date, the Agreement Affirmation attached to this Agreement (“Appendix A”), Energizer will provide Colleague with the payments and benefits described below, in consideration and in exchange for Colleague’s promises and obligations herein. Colleague acknowledges that certain of the payments and other benefits set forth below are more than he would otherwise be eligible to receive.
a.During the Transition Period, Energizer will continue to pay Colleague’s current base annual salary of $1,060,900 and offer the same benefits, including medical insurance, as are available to other similarly situated executives during the Transition Period, subject to the terms and conditions of each applicable benefit plan.
b.Energizer will reimburse Colleague for any unreimbursed expenses properly incurred in accordance with, and subject to, Energizer’s regular policies applicable to officers and directors of Energizer in effect from time to time regarding reimbursement of expenses during the Transition Period.
c.Colleague’s earned paid-time off in addition to five weeks of sabbatical leave will be paid in a lump sum upon the Retirement Date or in accordance with Energizer’s payroll practices for separated colleagues.
d.Colleague’s other earned benefits and compensation will be paid and/or transferred to Colleague as per the applicable plan agreement(s) and/or the applicable Colleague election(s). For purposes of clarity, Colleague’s participation in Energizer’s broad-based retirement plans (pension and 401(k) plans), executive retirement plans and health and welfare plans shall continue per applicable plan terms from the Effective Date through the Retirement Date. Nothing in this Agreement shall be deemed to amend, modify or otherwise alter Colleague’s entitlement to payments or benefits under any of the plans described in this Section 4.d., which shall continue to be governed by the terms of the applicable plans both before and after Colleague’s Retirement Date.
e.Colleague acknowledges and agrees that until the Retirement Date he shall be entitled to any matching contributions that Energizer is permitted to make pursuant to the terms of the plan documents and summary plan description, as amended, of the Energizer Executive SIP.

f.Transition Bonus Payment: Colleague’s bonus, if any, under the Executive Officer Bonus Plan (the “Bonus Plan”) for the fiscal year ending September 30, 2021 shall be earned and payable pursuant to the terms of the Bonus Plan. Colleague will not be entitled to any bonus under the Bonus Plan accrued for periods ending on or after the Retirement Date. If, and to the extent that the performance goals are achieved under the terms of the Bonus Plan for the 2021 fiscal year, Energizer will pay Colleague a transition bonus (the “Transition Bonus”) on the same date the 2021 bonus would have been paid had Colleague’s employment continued until the date of payment under the Bonus Plan for the entire fiscal year 2021. The anticipated payment date for the Transition Bonus is November 30, 2021, but in no event shall the payment date be later than December 31, 2021, if and to the extent that the Colleague is eligible for a payment hereunder.
g.Restricted Stock Equivalents: Colleague’s fiscal 2019, 2020 and 2021 Time-Based Restricted Stock Equivalent Award Agreements and Colleague’s fiscal 2019, 2020 and 2021 Performance Restricted Stock Equivalent Award Agreements shall continue to vest and become payable pursuant to the terms of the applicable award agreement as though Colleague remained employed by Energizer until the applicable vesting date, notwithstanding the termination of Colleague’s employment. For purposes of clarity, (i) the applicable performance-based vesting requirements based on Energizer’s performance (but not continuation of employment) shall continue to apply to Colleague’s fiscal 2019, 2020 and 2021 Performance Restricted Stock Equivalent Award Agreements for purposes of determining the extent to which such awards become vested and (ii) to the extent that Energizer’s Human Capital Committee exercises discretion with respect to any payment under Colleague’s fiscal 2019, 2020 and 2021 Time-Based Restricted Stock Equivalent Award Agreements and Colleague’s fiscal 2019, 2020 and 2021 Performance Restricted Stock Equivalent Award Agreements, such exercise of discretion shall generally be applied in a uniform fashion among Energizer’s senior executives. Aside from the potential application of discretion described in the preceding sentence, Energizer shall not otherwise modify the vesting provisions applicable to awards described in Section 2 of this Agreement without Colleague’s prior written consent.
5.Termination of Employment; Change of Control; Executive Severance Agreement and Performance and Time-Based Award Agreements.
a.Notwithstanding the above, if prior to September 30, 2021, Colleague’s employment with Energizer is terminated: (i) voluntarily by Colleague, or (ii) by Energizer for Cause (as defined below), as determined in good faith by Energizer based upon reasonable facts and circumstances, Colleague shall not be entitled to any payments or benefits pursuant to Section 4 following the date of such termination of employment, except as otherwise provided for in such plans and agreements referenced in Section 4.
If, however, Energizer terminates Colleague’s employment prior to September 30, 2021 for a reason other than Cause, Colleague will still receive (i) the base salary in a lump sum that would be payable under Section 4(a) had the Retirement Date been September 30, 2021 payable on the next regularly scheduled payroll date following Colleague’s termination; (ii) vesting continuation rights under Section 4(g) (Restricted Stock Equivalents) and the Transition Bonus under Section 4(f) had the Retirement Date been September 30, 2021, provided that, in the case of such termination of employment for reasons other than Cause, Colleague executes and does not revoke Appendix A within the timeframe specified following the new retirement date.

For purposes of this Agreement, “Cause” means Colleague willfully engaging in gross misconduct that materially injures Energizer (as determined in good faith by Energizer), Colleague’s final, unappealable conviction of a felony, or Colleague’s material breach of this Agreement that remains uncured following ten (10) days following notice by Energizer to the Colleague of such breach, provided, however, that Cause shall not include a termination attributable to (i) poor work performance, bad judgment or negligence on the part of Colleague, (ii) an act or omission believed by Colleague in good faith to have been in or not opposed to the best interests of Energizer and reasonably believed by Colleague to be lawful, or (iii) the good faith conduct of Colleague in connection with a change of control (including opposition to or support of such change of control).
In the event of a Cause termination of employment prior to September 30, 2021 pursuant to this subsection, all references to “Retirement Date” will mean the earlier date on which Colleague’s employment actually ends.
b.Colleague acknowledges that, as of the Effective Date: (i) no Change of Control has occurred; (ii) his termination is not in connection with any Change of Control, either actual or deemed, and (iii) he is therefore not entitled to any benefits as of the Effective Date pursuant to the Change of Control Employment Agreement entered into between Colleague and Energizer on July 1, 2015 (the “Change of Control Employment Agreement”). The Change of Control Employment Agreement shall continue through the Retirement Date, and will be terminated as of the Retirement Date. Notwithstanding the forgoing, in no event shall Colleague be entitled to duplicate payments under this Agreement to the extent that Colleague becomes entitled to the same payments or benefits under the Change of Control Employment Agreement.
c.Colleague agrees that the benefits that he will receive pursuant to Section 4, above, are in lieu of any benefits to which he may have been entitled pursuant to any severance plan or agreement, specifically including the Energizer Holdings, Inc. Executive Severance Plan, (collectively, “Severance Plans”) and that, on the Effective Date, he hereby knowingly and voluntarily agrees to waive any and all benefits to which he may be entitled pursuant to Energizer Severance Plans.
6.Representations of Colleague. As a material inducement to Energizer to enter into this Agreement, Colleague hereby represents and confirms that:
a.he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against Energizer or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to and through the date of this Agreement, with any governmental agency or court with respect to any matter covered by this Agreement, and Colleague has no knowledge of any fact or circumstance that he would reasonably expect to result in any such claim against Energizer in respect of any of the foregoing. Except as provided in Sections 10 and 16 of this Agreement, and subject to the provisions thereof, Colleague agrees hereby not to bring suit against Energizer for events occurring prior to the date of this Agreement and not to seek damages from Energizer by filing a claim or charge with any governmental agency or court.
b.through the Effective Date he has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties with Energizer which has resulted or will result in material economic harm to Energizer; (ii) knowingly violated the Code of Conduct or; (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of Energizer; or

(iv) knowingly made any incorrect or false statements in any of his certifications relating to filings of Energizer required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any of Energizer’ filings required under applicable securities laws.
7.Tax Matters
a.Withholding. All payments and benefits provided hereunder shall be subject to tax withholdings required by applicable law and other standard payroll deductions.
b.Section 409A. All amounts payable under this Agreement are intended to either not constitute “deferred compensation” or comply with the “short term deferral” exception each as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Section 409A”) and shall be interpreted in a manner consistent with those exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, Colleague’s “separation from service” as defined in Section 409A. Colleague shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A. Any payments that are deferred compensation subject to Section 409A, and that could occur in one of two years depending on the timing of an action by Colleague, such as the delivery of a release, will always occur in the later year. In addition and solely to the extent required by Section 409A, no payments that are deferred compensation subject to Section 409A will be made to Colleague prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of Colleague’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A) or (b) the date of Colleague’s death, if Colleague is deemed at the time of his separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid (without interest) to Colleague in a lump sum upon expiration of such six-month period (or if earlier upon Colleague’s death).
c.Colleague agrees that he shall be liable for the payment of all federal, state and local taxes which may be owed by Colleague as the result of the consideration described above. Colleague understands that Energizer makes no representations regarding tax treatment of the payments, and Colleague agrees fully to defend, indemnify and hold Energizer, and each of its parents, subsidiaries, divisions, affiliates and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them, harmless from any liability for payment of the taxes, penalties, withholding obligations and interest that he owes on the consideration he receives and that a government agency requests that Energizer pay (other than any payroll tax amounts for which only the employer would be liable), and to cooperate with Energizer with respect to any tax issues related to the compensation payable under this Agreement. Energizer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Energizer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Colleague on account of non-compliance with Section 409A.

8.General Release of Claims by Colleague. Colleague, for and on behalf of Colleague and Colleague’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, remise, release and forever discharge Energizer and all of its past, present, and future officers, board of directors, attorneys, agents, representatives, stockholders, and employees (collectively the “Released Parties”) from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Colleague and Energizer from matters which occurred prior to the date of execution of this Agreement, which matters include but are not limited to Colleague’s retirement from employment with Energizer, and matters arising from the offer and acceptance of this Agreement. Colleague understands that the provisions of this paragraph mean that, except as may otherwise be provided by law, Colleague cannot bring a lawsuit against Energizer or the Released Parties except with respect to enforcement of this Agreement or with respect to any events occurring after the date of this Agreement.
9.General Release of Claims by Energizer. Energizer hereby agrees to, and does, remise, release and forever discharge Colleague from any and all known matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, which have arisen or could arise between Colleague and Energizer from matters which occurred prior to the date of this Agreement by Energizer. Energizer understands that the provisions of this paragraph means that, except as may otherwise be provided by law, Energizer cannot bring a lawsuit against Colleague.
10.Agreement Not to File Suit. Colleague, for and on behalf of Colleague and Colleague’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that, except as specifically set forth herein, he will not file or otherwise submit any charge, claim, complaint, arbitration request, or action to any agency, court, organization, or judicial forum, including but not limited to all federal, state, and local forums, against Energizer or the Released Parties. Nor will Colleague permit any person, group of persons, or organization to take such action on Colleague’s behalf against Energizer arising out of any actions or non-actions on the part of Energizer arising before execution of this Agreement. Colleague further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on his behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. The provisions of this paragraph or any other paragraph in this Agreement shall not be construed to prevent Colleague from filing a charge, or whistleblower or other complaint, with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other government agency to the extent he is permitted to do so by law, and this Agreement is not intended to interfere with Colleague’s right to participate and cooperate with an investigation conducted by the EEOC the SEC or any similar agency. Colleague, however, expressly waives and disclaims any right to compensation, reinstatement, equitable or legal remedies or other benefits that may inure to him/her as a result of any such charge and hereby expressly agrees to provide any such benefit or pay any such compensation directly to Energizer. Colleague understands that the provisions of this paragraph mean that, except as may otherwise be provided by law, Colleague cannot bring a lawsuit against Energizer.
11.Claims Covered. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in the General Release of Claims and Agreement Not to File Suit paragraphs above include, but are not limited to, (i) any claims for compensation or other payments; (ii) any breach of an actual or implied contract of employment between Colleague and Energizer, (iii) any claim of unjust, wrongful, or tortious transfer, demotion, or discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iv) any claim of defamation or other common-law action, or (v) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the National Labor Relations Act; the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., (including but not limited to the Older Worker’s Benefit Protection Act), the Americans with Disabilities Act of 1990 and the ADA Amendments Act of 2008, as amended, 42 U.S.C. § 12101 et seq.; the Fair Labor Standards Act of 1938, as amended, 29

U.S.C. § 201 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601; the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq.; claims of retaliation for exercise of rights under the Occupational Safety and Health Act; The Dodd-Frank Wall Street Reform and Consumer Protection Act; The Sarbanes-Oxley Act, retaliation for exercise under any state worker’s compensation laws; and any other foreign, federal, state, or local statutes, orders, laws, ordinances, regulations or the like, including, without limitation, common laws or other laws, whether or not related to employment, or any claims for pay, commissions, vacation, insurance, or benefits, or any other benefits of employment with Energizer arising from events occurring prior to the date of this Agreement, other than those payments or other benefits specifically provided herein.
12.Release Limitations. Colleague and Energizer expressly agree that this Agreement is not intended to conflict with or violate any law restricting the waiver of Colleague’s rights. Without limiting the scope of the General Release of Claims, Agreement Not to File Suit, and Claims Covered paragraphs, this Agreement will not affect rights Colleague may have, if any, to unemployment insurance benefits or benefits under retirement plans or group health plans maintained by Energizer.
13.Representations and Warranties Regarding the FLSA. Colleague represents and warrants that he has received any and all wages and commissions for work performed and all overtime compensation to which he may have been entitled, and that he is not currently aware of any facts or circumstances constituting a violation by Energizer of the Fair Labor Standards Act (“FLSA”) or comparable state or local law.
14.No Additional On-the-Job Injury. Colleague represents and agrees that to the best of Colleague’s knowledge and belief, he has not suffered any on-the-job injury for which he has not already filed a claim.
15.No Involvement in Actions. To the maximum extent allowed by applicable law and subject to Colleague’s rights in the Protected Rights paragraph, Colleague shall not hereafter directly or indirectly, or by the use or participation of another, counsel, assist, aid or abet any person (be it layman or lawyer) in the prosecution of a claim or suit against Energizer or the Released Parties. Colleague shall not hereafter receive or accept any compensation, directly or indirectly, from any person, firm, or corporation for the prosecution of any such claim whether by suit or settlement. Colleague shall not voluntarily (absent subpoena or court order, or other legal process, or pursuant to Paragraph 10 above) testify, whether by deposition, affidavit, or in person, in any legal proceeding in which Energizer is a party or prospective party.
16.Protected Rights. Nothing in this Agreement (including the General Release of Claims, Agreement Not to File Suit, Claims Covered, No Involvement in Actions, Confidentiality of Agreement, Obligation Regarding Confidential Information, and Nondisparagement paragraphs), is intended to conflict with or limit Colleague’s right from filing a charge or claim with or participating or testifying fully in any investigation or proceeding conducted by any federal, state, local or administrative agency charged with enforcement of any law.
17.No Waiver of Future Claims. Notwithstanding anything else in this Agreement, the parties agree that this Agreement does not constitute a waiver, constraint or release of any rights, or deny any rights of Colleague to any legal proceeding with respect to claims that may truly occur and arise after the date on which the Colleague executes this Agreement or with respect to Colleague’s rights under and enforcement of the terms and provisions of this Agreement.
18. No Admission of Wrongdoing. The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.
19.Return of Property. Colleague agrees to return any and all Energizer property in his possession, custody, or control, including, but not limited to, any credit cards, access cards, badges, devices, computer and/

or other equipment, and any confidential, proprietary, or other business information belonging to Energizer at the Retirement Date or upon request by Energizer
20.Reinstatement or Re-employment. Colleague agrees that he will neither apply for nor accept employment or re-employment with Energizer, in any capacity whatsoever, including but not limited to placement as a contingent worker (such as a contract hire, consultant, industry or technical assistant, or independent contractor) and that Energizer has no obligation whatsoever, contractual or otherwise, to re-hire, re-employ, re-call or contract with Colleague in any capacity in the future.
21.Cooperation. Colleague agrees to fully cooperate with, and make himself reasonably available to, Energizer and its legal counsel, as Energizer may request, to assist it in any matter, including without limitation: (a) giving truthful testimony as to any non-privileged matter in any litigation, potential litigation, or similar inquiry or investigation that is related in any way to any matter about which Colleague may have knowledge, information, or expertise; and (b) providing accurate information related to any other general or specific business matter about which Colleague possesses knowledge, information, or expertise. Upon presentation of reasonable documentation from Colleague, Energizer agrees to reimburse Colleague for his reasonable out-of-pocket expenses and any loss of wages or salary in connection with compliance with this paragraph, subject to the requirements of applicable law. If Colleague is not employed at the time he provides cooperation under this paragraph, Energizer will pay for Colleague’s time at an hourly rate based on his final base salary for Energizer as of his Retirement Date.
22.Confidential Information.
a.During the course of Colleague’s employment with Energizer, Colleague has possessed, become aware of, learned of, and/or had access to information that is proprietary and owned by Energizer and not readily available to outside parties through lawful means (hereinafter “Confidential Information”). Examples of Confidential Information include, but are not limited to, confidential intellectual property, trade secrets, operational practices, plans, methods, products, processes, formulas, devices, customer identities, customer lists, vendor identities, vendor lists, supplier identities, supplier lists, components, compositions, recipes, drawings, designs, formulations, memoranda, computer hardware, software, computer disks or CD’s, drawings, financial data, blueprints, or any reproductions of these, business plans, projections, prospects, opportunities or strategies, acquisitions, divestitures or mergers, financial data (including but not limited to the revenues, costs, or profits, associated with any products or services) and the like. This Confidential Information is important and valuable to Energizer’s business of developing, manufacturing and selling household and specialty batteries; portable lights; and automotive appearance, performance, refrigerants and freshener products, as well as other products Energizer may pursue in the future (hereinafter “the Company’s Business”).
b.Colleague will not directly or indirectly: use, disclose, reproduce, distribute, or otherwise disseminate Confidential Information, or take any action causing, or fail to take any action necessary, in order to prevent any such information to lose its character or cease to qualify as Confidential Information.
c.Colleague agrees to return within forty-eight (48) hours of Retirement Date all materials within Colleague’s possession, whether confidential or proprietary or that in anyway relates to the business of Energizer.
d.In addition to this paragraph, Colleague agrees to abide by his Intellectual Property and Confidentiality Agreement, except as expressly superseded by this Agreement.

e.The obligation to protect Energizer’s confidential information survives the termination of the employment relationship.
23.Non-Competition and Non-Solicitation.
a.Colleague acknowledges that Energizer has a valid interest in protecting its valuable assets, including its Confidential Information, the goodwill and business relationships with its customers, other colleagues, and the general public, and the specialized training of its colleagues, and recognizing, because of Colleague’s position with Energizer, that Colleague’s use of Energizer’s valuable assets, directly or indirectly, against or in competition with Energizer, during employment or after termination of employment, would result in irreparable harm to Energizer. Accordingly, Colleague acknowledges that the covenants and restrictions contained herein are necessary to protect these valuable assets of Energizer and to prevent irreparable injury to Energizer’s business.
b.Colleague agrees that for a period of three (3) years from the Retirement Date, Colleague will not on Colleague’s own behalf or on behalf of a Competing Business, directly or indirectly:
▪Compete (as defined below) against Energizer in the Company’s Business (as it exists on the Retirement Date and as defined above), in the Territory.
▪Solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate or accept any business from any Energizer’s vendors, suppliers or customers with whom Colleague had material contact and/or about whom Colleague was provided Confidential Information during the last two (2) years of Colleague’s employment with Energizer in order to curtail, cancel, or discontinue their business relationship with Energizer.
▪Solicit, recruit, or encourage (i) current Colleagues of Energizer; or (ii) Colleagues whose employment with Energizer was terminated for any reason within one (1) year of the date of said solicitation, recruitment, or encouragement to provide to a Competing Business the same or substantially similar services they provided to Energizer.
▪Colleague understands that this Agreement does not prevent him from buying or selling stock in any company that is publicly listed and traded on any exchange or in the over-the-counter market.
c.For purposes of this Agreement,
▪“Compete” means to accept or begin employment with, advise, finance, own (partially or in whole), consult with, or accept an assignment through an employer with any third party (including, but not limited to, competitors, suppliers, manufacturers, retailers, brokers) in a position involving or relating to the Company’s Business, where doing so will require Colleague to provide the same or substantially similar services to a competing business as those that Colleague provided to Energizer while employed, or use any of the Confidential Information for the benefit of any third party.
▪“Competing Business” means employment by, ownership, management or control of, or otherwise being affiliated as a consultant, trustee, manager, partner, principal, officer, director, or independent contractor in any other business entity, or engaging in any business which in any manner competes with the Company’s Business as conducted during Colleague’s employment.

▪“Territory,” recognizing Colleague’s unique access to Energizer’s Confidential Information, is defined as anywhere in the world.

24.Confidentiality of Agreement. Colleague represents that he has not disclosed and agrees that he will not disclose the terms of this Agreement to anyone except Colleague’s attorneys, Colleague’s financial and tax advisors, Colleague’s spouse, or the IRS or other taxing authorities, or as required by law, or in response to an inquiry from any judicial, governmental, or regulatory agency or organization. If Colleague discloses the terms of this Agreement to his spouse, his attorneys, or his financial advisors, he will advise them that they must not disclose the terms of this Agreement to anyone else and will be responsible for any such disclosure. Notwithstanding, Energizer agrees that it will be filing this Agreement with the Securities & Exchange Commission and at such time where the Agreement will be deemed non-confidential.
25.Non-disparagement.
a.Colleague agrees not to criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks (“Disparage”), to the media, the general public, customers, investors, or to any other person or entity about Energizer or its officers and directors. In particular, but without limitation, Colleague will not Disparage Energizer or its officers or directors to any of Energizer’s current, former, or prospective customers or clients or any of Energizer’s current or former employees. Colleague further represents and agrees that he has not and will not engage in any conduct or take any action whatsoever to cause or influence or which reasonably could be anticipated to cause or influence any person or entity, including but not limited to, any past, present or prospective employee of, or applicant for employment with Energizer, to initiate litigation, assert any other kind of claim or take any other kind of adverse action against Energizer. Colleague acknowledges that this provision constitutes a material term in this Agreement, without which Energizer would not enter into this Agreement. As a result, any breach of this provision as determined by a court of competent jurisdiction will be considered a material breach and will, among all other available remedies, excuse Energizer from any further obligations to Colleague under this Agreement. This shall not be construed as a limitation of remedies, and Energizer retains all rights to pursue any and all claims or actions against Colleague as a result of any disparaging remarks made in violation of this paragraph or otherwise.
b.Energizer agrees to use reasonable efforts to ensure that Energizer and its directors and officers will not criticize, denigrate or otherwise disparage or cause disparagement, or make any disparaging remarks, to the media, the general public, investors, executive search firms or to any other person or entity about Colleague.
26.No Rights Are Waived. Colleague agrees that Energizer’s failure to enforce at any time any portion of this Agreement, or to require at any time performance by Colleague, will in no way be construed to (a) be a waiver of any rights under this Agreement, (b) affect the validity of this Agreement, or any part of this Agreement, or (c) diminish the right of Energizer thereafter to enforce all parts of this Agreement in accordance with its terms.
27.Promises Given Are Reasonable. Colleague acknowledges and agrees that the promises and restrictions in this Agreement are reasonable and necessary for the protection of Energizer and its business. Colleague further acknowledges and agrees that Energizer is entitled to seek an injunction or other forms of equitable relief, without bond, to prevent or terminate any violation of Colleague’s promises or restrictions. Any such relief will be in addition to, and not in lieu of, any other remedy available to Energizer, whether at law or in equity.

28.Liquidated Damages. Colleague understands and agrees that the damage to Energizer due to any breach of this Agreement will be extremely difficult to determine. Therefore, Colleague agrees that if a court of competent jurisdiction finds that he violated any provision of this Agreement, he will pay Energizer such damages as found by a judge or jury without prejudice to any additional relief that may be available to Energizer. Colleague’s material breach of this Agreement which remains uncured following ten (10) days’ notice to Colleague will excuse Energizer from any further obligations under this Agreement. Colleague agrees a breach by Colleague of the Restrictive Covenants in this Agreement will cause irreparable damage to Energizer and, for that reason, Colleague further agrees Energizer shall be entitled as a matter of right to injunctive relief restraining any further violation by Colleague. The right to injunctive relief shall be cumulative and in addition to any and all other remedies Energizer may have, including, specifically, recovery of actual damages, as provided for above. In addition, if a Court of competent jurisdiction finds either party has broken their respective promises contained in this Agreement by filing a lawsuit or initiating or maintaining any other type of claim prohibited by this Agreement, the losing party agrees to pay for all costs incurred by the prevailing party, including reasonable attorneys’ fees, in defending against his claims.
29.Missouri Law Governs. Because of Energizer’s and Colleague’s substantial contacts with the State of Missouri, the fact that Energizer’s headquarters is located in Missouri, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and Energizer’s execution of and making of this Agreement in Missouri, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Missouri, without regard for any conflict of law principles. Any action concerning this Agreement must be decided in a court of competent jurisdiction in St. Louis County, Missouri, with respect to a state court, or the United States District Court for the Eastern District of Missouri, with respect to a federal court.
COLLEAGUE CONSENTS TO THE EXERCISE OF JURISDICTION OF THE COURT IN THE EXCLUSIVE FORUM STATED IN THIS AGREEMENT AND WAIVES ANY RIGHT COLLEAGUE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL OF ANY ACTION BY ENERGIZER TO FEDERAL COURT OF ANY ACTION COLLEAGUE MAY BRING AGAINST IT IN STATE COURT.
30.Rule of Construction. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The parties intend for this Agreement to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and this Agreement shall always be construed or limited in conformity with such provisions.
31.Modification or Severability of Agreement if Necessary. Colleague agrees that if any part of his promises or the duration of such promises in this agreement are determined to be too restrictive by a court of competent jurisdiction, the court may modify the promises and/or duration to make the same reasonable under the circumstances, and Colleague acknowledges that both Colleague and Energizer will be bound by such modification. In case any of the provisions in this agreement is held to be invalid, illegal or unenforceable—and cannot be modified—then such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such provision had never been contained in the Agreement.
32.Mutual Agreement for Modification. Unless modified by a court of competent jurisdiction which determines the agreement to be too restrictive, no term, condition, promise, representation or acknowledgement contained in this Agreement may be amended or modified unless in writing and signed by both Colleague and Energizer.
33.Assignment; Successors. This Agreement will be binding on Colleague and his heirs, executors, administrators and other legal representatives and will be binding on Energizer and its successors and assigns. This agreement, and all of the rights granted in this agreement, will be freely assignable by Energizer, provided that such assignment shall not relieve Energizer of any of its obligations under this Agreement. Except as otherwise specifically provided herein, neither this Agreement, nor any rights granted in this Agreement, will be assigned by Colleague and any attempt to assign this Agreement by Colleague will be null and void. This agreement will inure to the benefit of Energizer, its subsidiaries and affiliates, and the successors and assigns of each of them.
34.Entire Agreement. This Agreement and Appendix A constitutes the entire agreement between the parties regarding Colleague’s separation of employment from Energizer.
35.Post-Employment Obligations in Other Agreements. Colleague and Energizer acknowledge that any post-employment obligations toward Energizer contained in any agreements signed by Colleague before or during his employment with Energizer remain in full force and effect, and that any post-employment obligations created by this Agreement are in addition to any of Colleague’s post-employment obligations contained in any other agreements.
36.No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in the Agreement.
37.Knowing and Voluntary Agreement. Colleague hereby acknowledges that he has read and fully understands the terms of this Agreement and the effect of signing the same. Colleague further acknowledges that he is voluntarily entering into this Agreement. Colleague waives rights or claims only in exchange for consideration in addition to anything of value to which the Colleague already is entitled.
38.Capacity to Settle. Colleague represents that he has no legal impediments (including bankruptcy proceedings) to fully and completely settle all claims and to sign this Agreement.
39.Costs and Fees. Each party shall bear his or its own costs and attorney’s fees incurred in this Agreement.
40.Notice to Energizer. Any notice by Colleague to Energizer pertaining to this Agreement, or any provisions contained in this Agreement, shall be sent, by either hand-delivery or certified mail return receipt requested, to:
Energizer Holdings, Inc.
Attn: Chief Human Capital Officer
533 Maryville University Drive
St. Louis, Missouri 63141

Any notice by Energizer pertaining to this Agreement, or any of the provisions contained in this Agreement, shall be sent by either hand-delivery, overnight courier or certified mail return receipt requested to:

Joseph D. Lehrer
Greensfelder Hemker and Gale, PC
10 South Broadway
Suite 2000
St. Louis, MO
63102
jdl@lehrer.com

41.Signatures and Execution. The parties agree that separate copies of this document shall constitute original documents that may be signed separately but which together will constitute one single agreement. The parties agree that this Agreement will not be binding on any party, however, until signed by all parties or their representatives.

42.OWBPA. In compliance with the Older Workers Benefit Protection Act, Colleague is hereby advised to consult with an attorney regarding terms, meaning, and impact of this agreement. In addition, Colleague understands and agrees that: (a) by signing this Agreement, and the subsequent Agreement Affirmation attached as Appendix A, Colleague waives and releases any claims Colleague might have against any of the Released Parties, including, but not limited to, any claims under the Age Discrimination in Employment Act of 1967; (b) Colleague is receiving consideration which is in addition to anything of value to which Colleague otherwise would have been entitled, (c) Colleague was advised in writing, by way of this agreement, to consult an attorney; (d) Colleague has twenty-one (21) days from the date of receipt of this Agreement to consider whether or not to execute this Agreement, which Colleague waives by virtue of execution during the consideration period; and (e) after Colleague signs this Agreement, Colleague has seven days from that date to revoke the Agreement. To revoke the Agreement, Colleague must clearly communicate the decision in writing to the contact listed in the Notice to Energizer paragraph above by the seventh day following the effective date of this Agreement. Colleague understands and agrees that should Colleague revoke the release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, Energizer’s obligation under this Agreement will become null and void.
IN WITNESS WHEREOF, the undersigned parties have executed this Retirement Transition Agreement.

COLLEAGUE	ENERGIZER BRANDS, LLC

Alan R. Hoskins	Hannah H. Kim

Date	Date

Appendix A
Agreement Affirmation

I, Alan R. Hoskins, execute this Agreement Affirmation on, or within 15 days following, my Retirement Date (as defined in my Retirement Transition Agreement to which this Agreement Affirmation is an Appendix (the “Agreement”)).

I hereby reaffirm and agree to each and every term in the Agreement as of the date I execute this Agreement Affirmation, including without limitation the terms in Section 4 (Representations of Colleague), Section 6 (General Release of Claims by Colleague), Section 8 (Agreement Not to File Suit), Section 9 (Claims Covered), Section 10 (Release Limitations), Section 11 (Representations and Warranties Regarding the FLSA), Section 12 (No Additional On-the-Job Injury), Section 13 (No Involvement in Actions), and Section 14 (Protected Rights).

As a result, I am hereby releasing all claims as specified in such Sections based on matters which occurred prior to the date I execute this Agreement Affirmation.

The terms in the Agreement are incorporated herein by reference. I have been advised by Energizer to consult with an attorney regarding the terms, meaning, and impact of this Agreement Affirmation.

Intending to be legally bound, agreed to by:

Signature: __________________________                 Date: _________________
Alan R. Hoskins